Exhibit 99.1

SOHU.COM REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, February 9, 2014 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2014.

Fourth Quarter Highlights

•	Total revenues were US$477 million, up 24% year-over-year and 11% quarter-over-quarter, exceeding the high end of the Company’s guidance by US$15 million.

•	Brand advertising revenues were US$148 million, up 20% year-over-year and down 1% quarter-over-quarter. Of this, revenues of Sohu Media Portal, or Sohu.com ex-video, were US$49 million, down 5% year-over-year. Revenues of Sohu Video were US$51 million, up 64% year-over-year.

•	Sogou[1] revenues were US$119 million, up 70% year-over-year and 12% quarter-over-quarter.

•	Online game revenues were US$184 million, up 7% year-over-year and 23% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$20 million, or US$0.52 loss per fully-diluted share.

Non-GAAP2 net loss attributable to Sohu.com Inc. was US$14 million, or US$0.36 loss per fully-diluted share.

Fiscal Year 2014 Highlights

•	Total revenues were US$1.7 billion, up 19% year-over-year.

•	Brand advertising revenues were US$541 million, up 26% year-over-year. Of this, revenues of Sohu Media Portal were US$198 million, up 9% year-over-year. Revenues of Sohu Video were US$176 million, up 61% year-over-year.

•	Sogou revenues were US$386 million, up 79% year-over-year.

•	Online game revenues were US$652 million, down 3% year-over-year.

•	GAAP net loss attributable to Sohu.com Inc. was US$171 million, or US$4.43 loss per fully-diluted share.

Non-GAAP net loss attributable to Sohu.com Inc. was US$120 million, or US$3.11 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “Sohu Group ended 2014 with an encouraging quarter as total revenues comfortably topped our prior guidance. For the fourth quarter, total revenues reached $477 million, up 24% year-on-year. Sohu Media Portal saw the rapid shift of users to our mobile products, Sohu News App and Sohu WAP portal where revenues accounted about one third of total revenues. Sohu Video achieved an over 60% annual rise in revenues, also one third of which was from mobile. Sogou continued to see strong momentum as its top-line grew by 70% year-on-year with its profit hitting new high. Changyou’s TLBB PC game continued to generate sustainable revenues while TLBB 3D mobile game gained initial success with booking gross revenues of over $65 million in its first two months of operation.”

Dr. Zhang added, “In 2014, we achieved solid progress on a number of key mobile initiatives for each of our business lines. Sohu News App and Sohu WAP portal now collectively have almost 50 million daily active users. More than 60% of Sohu Video’s traffic comes from mobile. Sogou’s mobile Keyboard is the undisputable No.1 Chinese input application on both iPhones and Android phones, while mobile search also showed strong momentum. And Changyou made a breakthrough in mobile game leveraging its extensive experience of developing hard-core MMO games on PC. On the cost side, in the second half of 2014, we took measures to re-align our cost structure and rationalize expenses. We reduced the workforce and significantly lowered marketing expenses. To date, such re-alignment has largely been completed and its effects will be reflected in our financial numbers through 2015.”

[1]	Sogou operates the search and Web directory business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and Web directory are recorded as “Search and Web directory” revenue, and revenues from IVAS are recorded as “Others” revenue.
[2]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards and income/expense from the adjustment of contingent consideration previously recorded for acquisitions. and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In 2014, Sogou continued on its rapid growth trajectory upon the smooth integration with Soso. Sogou now provides a full range of search services for the vast number of Tencent users. Moreover, we have deepened our cooperation with Tencent’s various products, in particular with Weixin. Following the launch of a unique function that allows Sogou users to search content published by Weixin’s official accounts, in our latest version of our mobile search App, we added a new feature called “Weixin Headlines”, which surfaces the most popular and breaking news stories being shared on Weixin. These and other innovative features differentiate Sogou search’s user experience. Partly as a result, we have seen robust search traffic growth with mobile traffic growing over 150% in the past twelve months. Healthy traffic and monetization meant that for 2014, Sogou revenues reached $386 million, up 79% year-on-year. Operating leverage on the rapid revenue growth allowed Sogou to achieve over $30 million of net income on a non-GAAP basis for 2014 and made this the first profitable year in Sogou’s history.”

Fourth Quarter Financial Results

Revenues

Total revenues for the fourth quarter of 2014 were US$477 million, up 24% year-over-year and 11% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and Web directory businesses for the fourth quarter of 2014 were US$258 million, up 37% year-over-year and 4% quarter-over-quarter.

Brand advertising revenues for the fourth quarter of 2014 totaled US$148 million, up 20% year-over-year and down 1% quarter-over-quarter. The year-over-year increase was mainly due to increases in revenues from the online video and real estate advertising businesses. Of this, revenues of Sohu Media Portal, or Sohu.com ex-video, were US$49 million, down 5% year-over-year. Revenues of Sohu Video were US$51 million, up 64% year-over-year.

Search and Web directory revenues for the fourth quarter of 2014 were US$110 million, up 71% year-over-year and 12% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly driven by the search business as a result of increases in the number of paid clicks and higher average cost per click.

Online game revenues for the fourth quarter of 2014 were US$184 million, up 7% year-over-year and 23% quarter-over-quarter. The year-over-year and quarter-over-quarter increases reflected the successful launch of a new mobile game, TLBB, in the fourth quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 59% for the fourth quarter of 2014, compared with 64% in the fourth quarter of 2013 and 58% in the third quarter of 2014.

GAAP gross margin for the online advertising business for the fourth quarter of 2014 was 52%, compared with 48% in the fourth quarter of 2013 and 48% in the third quarter of 2014. Non-GAAP gross margin for the online advertising business for the fourth quarter of 2014 was 53%, compared with 48% in the fourth quarter of 2013 and 48% in the third quarter of 2014.

Both GAAP and non-GAAP gross margin for the brand advertising business in the fourth quarter of 2014 was 48%, compared with 50% in the fourth quarter of 2013 and 44% in the third quarter of 2014. The year-over-year decrease in gross margin was primarily due to increases in content and bandwidth costs. The quarter-over-quarter increase in gross margin was primarily due to decreases in content costs.

Both GAAP and non-GAAP gross margin for the search and Web directory business in the fourth quarter of 2014 was 59%, compared with 42% in the fourth quarter of 2013 and 53% in the third quarter of 2014. The year-over-year and quarter-over-quarter increases in gross margin were primarily attributable to increased revenues and decreases in traffic acquisition costs as a percentage of search and Web directory revenues.

Both GAAP and non-GAAP gross margin for online games in the fourth quarter of 2014 was 72%, compared with 85% in the fourth quarter of 2013 and 77% in the third quarter of 2014. The year-over-year and quarter-over-quarter decreases in gross margin were mainly due to a change in the revenue mix as Changyou launched new mobile games and licensed PC games that typically incur additional revenue sharing costs.

Operating Expenses

For the fourth quarter of 2014, operating expenses totaled US$315 million, up 25% year-over-year and 9% quarter-over-quarter. Non-GAAP operating expenses were US$288 million, up 16% year-over-year and 5% quarter-over-quarter. Both GAAP and non-GAAP operating expenses included US$52 million of goodwill impairment and impairment of intangibles via acquisitions of businesses, which were largely related to Changyou’s Raidcall business. Excluding these impairment charges, non-GAAP operating expenses for the fourth quarter would have been US$236 million, a decrease of 5% year-over-year and 14% quarter-over-quarter.

Operating Loss

Operating loss for the fourth quarter of 2014 was US$34 million, compared with an operating loss of US$4 million in the fourth quarter of 2013 and an operating loss of US$41 million in the third quarter of 2014.

Non-GAAP operating loss for the fourth quarter of 2014 was US$6 million, compared with an operating profit of US$1 million in the fourth quarter of 2013 and an operating loss of US$26 million in the third quarter of 2014.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$9 million for the fourth quarter of 2014, compared with income tax benefits of US$5 million in the fourth quarter of 2013 and income tax benefits of US$1 million in the third quarter of 2014.

Net Loss

Before deducting the share of net loss pertaining to non-controlling interest, GAAP net loss for the fourth quarter of 2014 was US$33 million, compared with net income of US$14 million in the fourth quarter of 2013 and a net loss of US$32 million in the third quarter of 2014. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for the fourth quarter of 2014 was US$5 million, compared with net income of US$19 million in the fourth quarter of 2013 and a net loss of US$17 million in the third quarter of 2014.

GAAP net loss attributable to Sohu.com Inc. for the fourth quarter of 2014 was US$20 million, or a US$0.52 loss per fully-diluted share, compared with net income of US$2 million in the fourth quarter of 2013 and a net loss of US$28 million in the third quarter of 2014. Non-GAAP net loss attributable to Sohu.com Inc. for the fourth quarter of 2014 was US$14 million, or a US$0.36 loss per fully-diluted share, compared with net income of US$5 million in the fourth quarter of 2013 and a net loss of US$23 million in the third quarter of 2014.

Liquidity

As of December 31, 2014, the Sohu Group had net cash and cash equivalents and short-term investments of US$1.1 billion, compared with US$1.3 billion as of December 31, 2013.

Fiscal Year 2014 Financial Results

Revenues

Total revenues for 2014 were US$1.7 billion, up 19% compared with 2013.

Total online advertising revenues, which include revenues from the brand advertising and search and Web directory businesses for 2014, were US$899 million, up 43% compared with 2013.

Brand advertising revenues for 2014 were US$541 million, up 26% compared with 2013. The year-over-year increase was mainly due to increases in revenues from the online video and real estate advertising businesses. Of this, revenues of Sohu Media Portal were US$198 million, up 9% year-over-year. Revenues of Sohu Video were US$176 million, up 61% year-over-year.

Search and Web directory revenues for 2014 were US$358 million, up 80% compared with 2013. The year-over-year increase was mainly driven by the search business as a result of increases in the number of paid clicks and higher average cost per click.

Online game revenues for 2014 were US$652 million, down 3% compared with 2013. The decrease reflected a decline in revenues from TLBB, following the strategic decision to simplify its gameplay, and from Wartune and DDTank, as both games have now entered a mature phase in China. The decreases were partially offset by the successful launch of a new mobile game, TLBB 3D, and a new MMO, Fantasy Frontier Online.

Gross Margin

Both GAAP and non-GAAP gross margin was 59% for 2014, compared with 66% in 2013.

Both GAAP and non-GAAP gross margin for the online advertising business for 2014 was 48%, compared with 47% in 2013.

Both GAAP and non-GAAP gross margin for the brand advertising business for 2014 was 43%, compared with 48% in 2013. The year-over-year decrease in gross margin was primarily attributable to increases in content and bandwidth costs.

Both GAAP and non-GAAP gross margin for the search and Web directory business for 2014 was 54%, compared with 45% in 2013. The year-over-year increase in gross margin was mainly due to growing revenues, combined with lower traffic acquisition costs as a percentage of search and Web directory revenues.

Both GAAP and non-GAAP gross margin for online games for 2014 was 78%, compared with 86% in 2013. The decrease in gross margin was due to a change in the revenue mix as Changyou launched new mobile games and licensed PC games that typically incur additional revenue sharing costs, as well as increased personnel costs associated with new games and mobile initiatives.

Operating Expenses

For 2014, GAAP operating expenses totaled US$1.2 billion, up 62% compared with 2013. Non-GAAP operating expenses were US$1.1 billion, up 54% compared with 2013. The increases were primarily due to an increase in salaries and compensation expense and higher marketing and promotion expenses.

Operating Loss

GAAP operating loss for 2014 was US$205 million, compared with an operating profit of US$183 million in 2013.

Non-GAAP operating loss for 2014 was US$131 million, compared with an operating profit of US$194 million in 2013.

Income Tax Expense

Both GAAP and non-GAAP income tax expense for 2014 was US$6 million, compared with income tax expense of US$50 million in 2013.

Net Loss

Before deducting the share of net loss pertaining to non-controlling interest and dividend or deemed dividend to non-controlling Sogou Series A Preferred shareholders, GAAP net loss for 2014 was US$171 million, compared with net income of US$167 million in 2013. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for 2014 was US$97 million, compared with net income of US$177 million in 2013.

GAAP net loss attributable to Sohu.com Inc. for 2014 was US$171 million, or a US$4.43 loss per fully-diluted share, compared with a net loss of US$18 million in 2013. Non-GAAP net loss attributable to Sohu.com Inc. for 2014 was US$120 million, or a US$3.11 loss per fully-diluted share, compared with net income of US$71 million in 2013.

Ms. Carol Yu, President and CFO of Sohu.com Inc. commented, “We are pleased to see strong financial momentum across businesses at Sohu Group. Notably, in 2014, Sogou gained strong traction in mobile search and posted nearly 80% revenue growth. For Changyou, TLBB PC game remained healthy while TLBB 3D mobile game contributed meaningful new revenue streams. By year end, Changyou has returned to profitability with continuous margin improvement seen for 2015. All aforementioned developments enable us to make rational investments in online video and other promising initiatives.”

Business Outlook

For the first quarter of 2015, Sohu estimates:

•	Total revenues to be between US$425 million and US$440 million.

•	Brand advertising revenues to be between US$130 million and US$135 million; this implies a sequential decrease of 9% to 12% and an annual increase of 17% to 22%. Sohu Media portal revenues to be between 34% and 35% of total brand advertising revenues. Sohu Video revenues to be between 37% and 38% of total brand advertising revenues.

•	Sogou revenues to be between US$108 million and US$113 million; this implies a sequential decrease of 5% to 9% and an annual growth of 54% to 61%.

•	Online game revenues to be between US$175 million and US$180 million; this implies a sequential decrease of 2% to 5% and an annual increase of 7% to 10%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net loss to be between US$20 million and US$25 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$36 million and US$40 million, and non-GAAP loss per fully-diluted share to be between US$0.95 and US$1.05.

•	Assuming no new grants of share-based awards, we estimate that compensation expense relating to share-based awards will be around US$13 million to US$14 million.

•	GAAP net loss attributable to Sohu.com Inc. to be between US$44 million and US$48 million, and GAAP loss per fully-diluted share to be between US$1.15 and US$1.25.

Non-GAAP Disclosure

Revision of Non-GAAP Reporting

Prior to the fourth quarter of 2014, the Company’s determined its non-GAAP results excluding share-based compensation expense, goodwill impairment, impairment of intangibles via acquisitions of businesses and related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

In the fourth quarter of 2014, we reassessed our definition of non-GAAP to better reflect the economic substance and performance of the Group. With the consideration that goodwill impairment and impairment of intangibles via acquisitions of businesses can be an indicator of the economic substance of the acquired businesses, we revised the definition of non-GAAP that we use, and excluded only compensation expense of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from adjustments of contingent consideration previously recorded for acquisitions, and deemed dividend to non-controlling preferred shareholders of Sogou. Our results for the fourth quarter of 2014 are presented using this revised definition of non-GAAP, and we plan to use the revised definition when we report our results for future periods.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy, recent slow-downs in the growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s current and projected future losses due to increased spending by Sohu for video content and by Changyou for marketing for its platform channel business, the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop successful games for mobile platforms or successfully monetize mobile games it develops or acquires, the possibility that Changyou’s efforts in building and monetizing its platform channel business will not be successful and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, February 9, 2015 (9:30 p.m. Beijing/Hong Kong time, February 9, 2015) following the quarterly and fiscal year results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6723-9381
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on February 9 through February 17, 2015. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	71732156

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language Web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of Websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information services on mobile platforms, including Sohu News App and the mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com Limited (NASDAQ: CYOU) has a diverse portfolio of online games that includes massively multi-player online (“MMO”) games, such as Tian Long Ba Bu, one of the most popular MMO games in China, as well as a number of Web games and mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China that is visited by tens of millions of visitors every month. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its nineteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Revenues:
Online advertising
Brand advertising	$147,824	$148,823	$123,318	$541,158	$428,526
Search and Web directory	110,029	98,437	64,387	357,839	198,915

Subtotal	257,853	247,260	187,705	898,997	627,441

Online games	184,405	150,338	171,958	652,008	669,168
Others (a)	34,938	32,817	25,788	122,072	103,665

Total revenues	477,196	430,415	385,451	1,673,077	1,400,274

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $167, $218, $235, $823 and $455, respectively)	77,246	83,424	61,445	307,708	221,659
Search and Web directory (includes stock-based compensation expense of $386, $193, $20, $1,092 and $49, respectively)	45,386	46,375	37,064	163,918	109,139

Subtotal	122,632	129,799	98,509	471,626	330,798

Online games (includes stock-based compensation expense of $-37, $58, $24, $55 and $71, respectively)	51,754	33,949	25,926	142,552	93,307
Others (includes stock-based compensation expense of $2, $0, $0, $2 and $0, respectively) (a)	21,204	17,912	12,951	71,456	55,945

Total cost of revenues	195,590	181,660	137,386	685,634	480,050

Gross profit	281,606	248,755	248,065	987,443	920,224

Operating expenses:
Product development (includes stock-based compensation expense of $8,983, $6,052, $2,967, $24,982 and $4,637, respectively)	81,374	107,971	90,389	409,285	276,120
Sales and marketing (includes stock-based compensation expense of $1,894, $937, $339, $5,645 and $1,071, respectively)	115,812	131,742	130,524	526,514	351,653
General and administrative (includes stock-based compensation expense of $16,442, $7,342, $1,321, $41,843 and $4,146, respectively)	65,995	49,730	31,244	204,325	108,970
Goodwill impairment and impairment of intangibles via acquisitions of businesses	52,282	—	—	52,282	—

Total operating expenses	315,463	289,443	252,157	1,192,406	736,743

Operating profit /(loss)	(33,857)	(40,688)	(4,092)	(204,963)	183,481

Other income	4,619	896	7,125	9,959	12,721
Interest income	6,273	7,468	8,035	30,977	27,829
Exchange difference	(1,169)	(610)	(1,386)	(1,142)	(6,660)

Income /(loss) before income tax expense/(benefit)	(24,134)	(32,934)	9,682	(165,169)	217,371

Income tax expense/ (benefit)	8,612	(1,036)	(4,770)	6,050	50,422

Net Income /(loss)	(32,746)	(31,898)	14,452	(171,219)	166,949

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	—	—	—	—	17,780
Net income / (loss) attributable to the noncontrolling interest shareholders	(13,171)	(4,760)	11,618	(32,309)	82,044
Dividend or deemed dividend to non-controlling Sogou series A preferred shareholders	—	—	—	27,747	82,423

Net income/ (loss) attributable to Sohu.com Inc.	(19,575)	(27,138)	2,834	(166,657)	(15,298)

Basic net income/ (loss) per share attributable to Sohu.com Inc.	$(0.51)	$(0.71)	$0.07	$(4.33)	$(0.40)

Shares used in computing basic net income/ (loss) per share attributable to Sohu.com Inc.	38,501	38,485	38,301	38,468	38,255

Diluted net income /(loss) per share attributable to Sohu.com Inc.	$(0.52)	$(0.74)	$0.06	$(4.43)	$(0.47)

Shares used in computing diluted net income/ (loss) per share attributable to Sohu.com Inc.	38,501	38,485	38,564	38,468	38,502

Note:

(a)	Comparative revenues and cost of revenues for mobile has been merged with others to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Dec. 31, 2014	As of Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$876,340	$1,287,288
Restricted time deposits	282,186	393,087
Short-term investments	191,577	2,827
Investment in debt securities	—	82,009
Accounts receivable, net	230,401	154,342
Prepaid and other current assets	116,704	132,002

Total current assets	1,697,208	2,051,555

Long-term investments	24,067	3,726
Fixed assets, net	540,778	564,442
Goodwill	303,426	208,795
Intangible assets, net	110,691	107,108
Restricted time deposits	144,562	40,961
Prepaid non-current assets	8,933	9,527
Other assets	37,344	12,601

Total assets	$2,867,009	$2,998,715

LIABILITIES
Current liabilities:
Accounts payable	$127,758	$125,896
Accrued liabilities	239,231	227,018
Receipts in advance and deferred revenue	127,740	113,328
Accrued salary and benefits	108,741	90,901
Taxes payable	33,380	48,324
Deferred tax liability	22,356	18,813
Short-term bank loans	25,500	410,331
Other short-term liabilities	105,644	79,798
Contingent consideration	3,935	—

Total current liabilities	$794,285	$1,114,409

Long-term accounts payable	5,143	6,252
Long-term bank loans	344,500	—
Long-term tax payable	24,829	24,835
Deferred tax liabilities	7,417	12,337
Contingent consideration	1,929	4,162

Total long-term liabilities	$383,818	$47,586

Total liabilities	$1,178,103	$1,161,995

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,201,661	1,326,705
Noncontrolling Interest	487,245	510,015

Total shareholders’ equity	$1,688,906	$1,836,720

Total liabilities and shareholders’ equity	$2,867,009	$2,998,715

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Dec. 31, 2014				Three Months Ended Sep. 30, 2014				Three Months Ended Dec. 31, 2013
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		167	(a)			218	(a)			235	(a)

Brand advertising gross profit	$70,578	$167		$70,745	$65,399	$218		$65,617	$61,873	$235		$62,108

Brand advertising gross margin	48%			48%	44%			44%	50%			50%

		386	(a)			193	(a)			20	(a)

Search and Web directory gross profit	$64,643	$386		$65,029	$52,062	$193		$52,255	$27,323	$20		$27,343

Search and Web directory gross margin	59%			59%	53%			53%	42%			42%

		553	(a)			411	(a)			255	(a)

Online advertising gross profit	$135,221	$553		$135,774	$117,461	$411		$117,872	$89,196	$255		$89,451

Online advertising gross margin	52%			53%	48%			48%	48%			48%

		(37)	(a)			58	(a)			24	(a)

Online games gross profit	$132,651	$(37)		$132,614	$116,389	$58		$116,447	$146,032	$24		$146,056

Online games gross margin	72%			72%	77%			77%	85%			85%

Others gross profit	$13,734	$2		$13,736	$14,905	$—		$14,905	$12,837	—		12,837

Others gross margin	39%	2		39%	45%			45%	50%			50%

		518	(a)			469	(a)			279	(a)

Gross profit	$281,606	$518		$282,124	$248,755	$469		$249,224	$248,065	$279		$248,344

Gross margin	59%			59%	58%			58%	64%			64%

		27,837	(a)			14,800	(a)			4,906	(a)

Operating profit /(loss)	$(33,857)	$27,837		$(6,020)	$(40,688)	$14,800		$(25,888)	$(4,092)	$4,906		$814

Operating margin	-7%			-1%	-9%			-6%	-1%			0%

		27,837	(a)			14,800	(a)			4,906	(a)

Net income /(loss) before Non-Controlling Interest	$(32,746)	$27,837		$(4,909)	$(31,898)	$14,800		$(17,098)	$14,452	4,906		$19,358

		6,080	(a)(b)			4,953	(a)(b)			2,299	(a)(b)

Net income /(loss) attributable to Sohu.com Inc. for diluted net income/ (loss) per share	$(20,082)	6,080		(14,002)	$(28,402)	4,953		(23,449)	$2,268	$2,299		$4,567

Diluted net income /(loss) per share attributable to Sohu.com Inc.	$(0.52)			(0.36)	$(0.74)			(0.61)	$0.06			$0.12

Shares used in computing diluted net income/ (loss) per share attributable to Sohu.com Inc.	38,501			38,501	38,485			38,485	38,564			38,687

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Twelve Months Ended Dec. 31, 2014				Twelve Months Ended Dec. 31, 2013
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		823	(a)			455	(a)

Brand advertising gross profit	$233,450	$823		$234,273	$206,867	$455		$207,322

Brand advertising gross margin	43%			43%	48%			48%

		1,092	(a)			49	(a)

Search and Web directory gross profit	$193,921	$1,092		$195,013	$89,776	$49		$89,825

Search and Web directory gross margin	54%			54%	45%			45%

		1,915	(a)			504	(a)

Online advertising gross profit	$427,371	$1,915		$429,286	$296,643	$504		$297,147

Online advertising gross margin	48%			48%	47%			47%

		55	(a)			71	(a)

Online games gross profit (d)	$509,456	$55		$509,511	$575,861	$71		$575,932

Online games gross margin	78%			78%	86%			86%

		2	(a)

Others gross profit (d)	$50,616	$2		$50,618	$47,720	$—	(a)	$47,720

Others gross margin	41%			41%	46%			46%

		1,972	(a)			575	(a)

Gross profit/(loss)	$987,443	$1,972		$989,415	$920,224	$575		$920,799

Gross margin	59%			59%	66%			66%

		74,442	(a)			10,429	(a)

Operating profit	$(204,963)	$74,442		$(130,521)	$183,481	$10,429		$193,910

Operating margin	-12%			-8%	13%			14%

		74,442	(a)			10,429	(a)

Net income before non-controlling interest	$(171,219)	$74,442		$(96,777)	$166,949	$10,429		$177,378

		23,160	(a)(b)			6,678	(a)(b)

		27,747	(c)			82,423	(c)

Net income/ (loss) attributable to Sohu.com Inc for diluted net income /(loss) per share	$(170,576)	$50,907		$(119,669)	$(18,262)	$89,102		$70,840

Diluted net income/ (loss) per share attributable to Sohu.com Inc.	$(4.43)			$(3.11)	$(0.47)			$1.84

Shares used in computing diluted net income /(loss) per share attributable to Sohu.com Inc.	38,468			38,468	38,502			38,570

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.
(c)	Dividend or deemed dividend to non-controlling Sogou series A preferred shareholders.
(d)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.